Exhibit 11

   Computation of Earnings per Share
   ($000 except per share data)

                                            Three months ended             Six months ended
                                         ------------------------      ------------------------
                                         June 28,       June 29,       June 28,       June 29,
                                           1997           1996           1997           1996
                                        ----------     ----------     ----------      ----------

    PRIMARY:
    Weighted average common shares
     outstanding                           2,760          2,757          2,760           2,757
    Common equivalent shares                 100             43             78              31
                                         -------        -------        -------         -------
    Weighted average common shares and
     common equivalent shares
     outstanding                           2,860          2,800          2,838           2,788
                                         =======        =======        =======         =======
    Net income from continuing
     operations                           $  339          $ 462         $  690          $1,166
    Earnings from discontinued
     operations                            5,690             20          5,609              96
                                         -------         ------        -------         -------
    Net income applicable to common
     shares                               $6,029          $ 482         $6,299          $1,262
                                         =======         ======        =======         =======
    Earnings per share from continuing
     operations - primary                 $ 0.12          $0.16         $ 0.24          $ 0.42
    Earnings per share from
     discontinued operations - primary      1.99           0.01           1.98            0.03
                                         -------         ------        -------          ------
    Earnings per share - primary          $ 2.11          $0.17         $ 2.22          $ 0.45
                                         =======         ======        =======          ======
    FULLY DILUTED:
    Weighted average common shares
     outstanding                           2,760          2,757          2,760           2,757
    Common equivalent shares                 144             47            121              47
    Additional shares assuming
     conversion of subordinated
     debentures                                0            753              0             753

    Fully diluted weighted average
     common shares and common
     equivalent shares outstanding         2,904          3,557          2,881           3,557
                                          ======         ======        =======        ========
    Net income from continuing
     operations                           $  339          $ 552         $  690          $1,346
    Earnings from discontinued
     operations                            5,690             20          5,609              96
                                         -------         ------         ------         -------
    Net income applicable to common
     shares                               $6,029          $ 572         $6,299          $1,442
                                         =======         ======         ======         =======
    Earnings per share from continuing
     operations - fully diluted           $ 0.12          $0.15         $ 0.24          $ 0.38
    Earnings per share from
     discontinued operations - fully
     diluted                                1.99           0.01           1.98            0.03

    Earnings per share - fully diluted    $ 2.11          $0.16         $ 2.22          $ 0.41
                                          ======         ======         ======          ======

   ---------------------------------
   Common shares have been adjusted to give effect to the 5% stock dividend paid January 24, 1997.

   The $4,500,000 8% Convertible Subordinated Notes at June 29, 1996 are convertible to common shares at a price of $5.98 per share after giving effect to the stock dividend paid January 24, 1997. The Notes were repaid on May 29, 1997 and options were issued concurrently to the holder of the Notes.

   Earnings per common share and common equivalent share were computed by dividing the net income by the weighted average number of shares of common stock and common stock equivalents outstanding during the period.

   Earnings per common share, assuming full dilution, is determined by assuming that at the beginning of the period convertible notes were converted at the price per share in effect at that time and common share options were exercised. As to the options, incremental shares would be calculated using the treasury stock method, assuming common share purchases at the greater of the average market price of the common shares for the period or the ending price of the common shares.